Exhibit 99.3

Date: October 27, 2025

WeRide Inc.

21st Floor, Tower A, Guanzhou Life Science Innovation Center,

No. 51, Luoxuan Road, Guangzhou International Biotech Island,

Guangzhou 510005

People’s Republic of China

Re: WeRide Inc.

Ladies and Gentlemen,

We understand that WeRide Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed Hong Kong initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Florence Zhang
Name: Florence Zhang
Title/Position: Consulting Director